AMENDED AND RESTATED SECURITY AGREEMENT

          AMENDED AND RESTATED SECURITY AGREEMENT (this "Agreement"), dated as of February 27, 2002, between Wells-CTI Inc., an Indiana corporation (the "Company"), and Fleet National Bank, a national banking association, as Agent (hereinafter, in such capacity, the "Agent") for itself and other lending institutions (hereinafter, collectively, the "Lenders") which are or may become parties to an Amended and Restated Loan Agreement dated as of February 27, 2002 (as amended and in effect from time to time, the "Loan Agreement"), among the Company, the Lenders and the Agent.

          WHEREAS, the Company has guaranteed the Obligations of the Borrower under the Loan Agreement pursuant to that certain guaranty dated December 26, 1997 and reaffirmed on July 31, 1998;

          WHEREAS, PCD, Inc., a Massachusetts corporation (the "Borrower"), the Lenders and the Agent are parties to that certain Loan Agreement dated as of December 27, 1997, as amended from time to time (the "Prior Loan Agreement");

          WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Security Agreement dated as of December 27, 1997, as amended from time to time (the "Prior Security Agreement");

          WHEREAS, the Borrower has requested, among other things, that the Lenders amend and restate the Prior Loan Agreement and the Lenders are willing to so amend and restate the Prior Loan Agreement on certain terms and conditions set forth therein;

          WHEREAS, it is a condition precedent to the Lenders' making any loans or otherwise extending credit to the Borrower under the Loan Agreement and to amend and restate the Prior Loan Agreement that the Company amend and restate the Prior Security Agreement as set forth herein; and

          WHEREAS, the Company wishes to grant a security interest in favor of the Agent, for the benefit of the Lenders and the Agent, as herein provided;

          NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Security Agreement shall be amended and restated as follows:

          1.  Definitions.  All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Loan Agreement. The term "State", as used herein, means the Commonwealth of Massachusetts. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9.

          2.  Grant of Security Interest.  The Company hereby grants to the Agent, for the benefit of the Lenders and the Agent, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Agent, for the benefit of the Lenders and the Agent, the following properties, assets and rights of the Company, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the "Collateral"): all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles). The Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to the Company's compliance with Sec.4.7.

          3.  Authorization to File Financing Statements.  The Company hereby irrevocably authorizes the Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Company is an organization, the type of organization and any organizational identification number issued to the Company and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Company agrees to furnish any such information to the Agent promptly upon the Agent's request. The Company also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

          4.  Other Actions.  Further to insure the attachment, perfection and first priority of, and the ability of the Agent to enforce, the Agent's security interest in the Collateral, the Company agrees, in each case at the Company's expense, to take the following actions with respect to the following Collateral and without limitation on the Company's other obligations contained in this Agreement:

4.1.  Promissory Notes and Tangible Chattel Paper.  If the Company shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper, the Company shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.

4.2.  Deposit Accounts.  For each deposit account that the Company, now or at any time hereafter, opens or maintains, the Company shall, pursuant to an agreement in form and substance satisfactory to the Agent, either (a) cause the depositary bank to agree to comply, without further consent of the Company, at any time with instructions from the Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, or (b) arrange for the Agent to become the customer of the depositary bank with respect to the deposit account, with the Company being permitted, only with the consent of the Agent, to exercise rights to withdraw funds from such deposit account. The Agent agrees with the Company that the Agent shall not give any such instructions or withhold any withdrawal rights from the Company, unless an Event of Default has occurred and is continuing, or, if effect were given to any withdrawal not otherwise permitted by the Financing Documents, would occur. The provisions of this paragraph shall not apply to (i) a deposit account for which the Agent is the depositary bank and is in automatic control, and (ii) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Company's employees.

4.3.  Investment Property.  If the Company shall, now or at any time hereafter, hold or acquire any certificated securities, the Company shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any securities now or hereafter acquired by the Company are uncertificated and are issued to the Company or its nominee directly by the issuer thereof, the Company shall immediately notify the Agent thereof and, at the Agent's request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (a) cause the issuer to agree to comply without further consent of the Company or such nominee, at any time with instructions from the Agent as to such securities, or (b) arrange for the Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Company are held by the Company or its nominee through a securities intermediary or commodity intermediary, the Company shall immediately notify the Agent thereof and, at the Agent's request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of the Company or such nominee, at any time with entitlement orders or other instructions from the Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Agent to become the entitlement holder with respect to such investment property, with the Company being permitted, only with the consent of the Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Agent agrees with the Company that the Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Company, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Agent is the securities intermediary.

4.4.  Collateral in the Possession of a Bailee.  If any Collateral is, now or at any time hereafter, in the possession of a bailee, the Company shall promptly notify the Agent thereof and, at the Agent's request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Agent, that the bailee holds such Collateral for the benefit of the Agent and such bailee's agreement to comply, without further consent of the Company, at any time with instructions of the Agent as to such Collateral. the Agent agrees with the Company that the Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Company with respect to the bailee.

4.5.  Electronic Chattel Paper and Transferable Records.  If the Company, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Sec.16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Company shall promptly notify the Agent thereof and, at the request and option of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent control, under Sec.9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Sec.16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Agent agrees with the Company that the Agent will arrange, pursuant to procedures satisfactory to the Agent and so long as such procedures will not result in the Agent's loss of control, for the Company to make alterations to the electronic chattel paper or transferable record permitted under UCC Sec.9-105 or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Sec.16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Company with respect to such electronic chattel paper or transferable record.

4.6.  Letter-of-Credit Rights.  If the Company is, now or at any time hereafter, a beneficiary under a letter of credit now or hereafter, the Company shall promptly notify the Agent thereof and, at the request and option of the Agent, the Company shall, pursuant to an agreement in form and substance satisfactory to the Agent, either (a) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Agent of the proceeds of the letter of credit or (b) arrange for the Agent to become the transferee beneficiary of the letter of credit, with the Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in Section 2..6.1.1A of the Loan Agreement.

4.7.  Commercial Tort Claims.  If the Company shall, now or at any time hereafter, hold or acquire a commercial tort claim, the Company shall immediately notify the Agent in a writing signed by the Company of the particulars thereof and grant to the Agent, for the benefit of the Lenders and the Agent, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Agent.

4.8.  Other Actions as to any and all Collateral.  The Company further agrees, upon the request of the Agent and at the Agent's option, to take any and all other actions as the Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Agent to enforce, the Agent's security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Company's signature thereon is required therefor, (b) causing the Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the Agent's security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the Agent's security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Agent, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Agent and (f) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

          5.  Relation to Other Security Documents.  The provisions of this Agreement supplement the provisions of any real estate mortgage or deed of trust granted by the Company to the Agent, for the benefit of the Lenders and the Agent, and which secures the payment or performance of any of the Obligations. Nothing contained in any such real estate mortgage or deed of trust shall derogate from any of the rights or remedies of the Agent or any of the Lenders hereunder. In addition, to the provisions of this Agreement being so read and construed with any such mortgage or deed of trust, the provisions of this Agreement shall be read and construed with the other Security Documents referred to below in the manner so indicated.

5.1.  Stock Pledge Agreement.  The Company and the Agent, for the benefit of the Lenders and the Agent, are parties to that certain Stock Pledge Agreement dated December 26, 1997 (the "Stock Pledge Agreement") pursuant to which the Company pledged to the Agent all of the shares of the capital stock of the Company's subsidiaries. The Company hereby reaffirms its obligations to the Agent and the Lenders under the Stock Pledge Agreement. Such pledge(s) shall be governed by the terms of such stock pledge agreement and not by the terms of this Agreement.

5.2.  Patent and Trademark Assignments.  Concurrently herewith the Company is executing and delivering to the Agent, for the benefit of the Lenders and the Agent, the Amended and Restated Patent Collateral Assignment and Security Agreement and the Amended and Restated Trademark Collateral Security and Pledge Agreement pursuant to which the Company is assigning to the Agent, for the benefit of the Lenders and the Agent, certain Collateral consisting of patents and patent rights and trademarks, service marks and trademark and service mark rights, together with the goodwill appurtenant thereto. The provisions of the Amended and Restated Patent Collateral Assignment and Security Agreement and the Amended and Restated Trademark Collateral Security and Pledge Agreement are supplemental to the provisions of this Agreement, and nothing contained in the Amended and Restated Patent Collateral Assignment and Security Agreement and the Amended and Restated Trademark Collateral Security and Pledge Agreement shall derogate from any of the rights or remedies of the Agent or any of the Lenders hereunder. Neither the delivery of, nor anything contained in, the Patent Assignment or the Trademark Assignment shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

          6.  Representations and Warranties Concerning Company's Legal Status.  The Company has previously delivered to the Agent a certificate signed by the Company and entitled "Perfection Certificate" (the "Perfection Certificate"). The Company represents and warrants to the Lenders and the Agent as follows: (a) the Company's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof, (b) the Company is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate, (c) the Perfection Certificate accurately sets forth the Company's organizational identification number or accurately states that the Company has none, (d) the Perfection Certificate accurately sets forth the Company's place of business or, if more than one, its chief executive office, as well as the Company's mailing address, if different, (e) all other information set forth on the Perfection Certificate pertaining to the Company is accurate and complete in all material respects and (f) there has been no change in any of such information since the date on which the Perfection Certificate was signed by the Company.

          7.  Covenants Concerning Company's Legal Status.  The Company covenants with the Lenders and the Agent as follows: (a) without providing at least thirty (30) days prior written notice to the Agent, the Company will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if the Company does not have an organizational identification number and later obtains one, the Company will forthwith notify the Agent of such organizational identification number, and (c) the Company will not change its type of organization, jurisdiction of organization or other legal structure.

          8.  Representations and Warranties Concerning Collateral, Etc.  The Company further represents and warrants to the Lenders and the Agent as follows: (a) the Company is the owner of the Collateral, free from any right or claim of any person or any adverse Lien, except for the security interest created by this Agreement and other Liens permitted by the Loan Agreement, (b) none of the Collateral constitutes, or is the proceeds of, "farm products" as defined in Sec.9-102(a)(34) of the Uniform Commercial Code of the State, (c) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral, (d) the Company holds no commercial tort claim except as indicated on the Perfection Certificate, (e) the Company has at all times operated its business in material compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, (f) all other information set forth on the Perfection Certificate pertaining to the Collateral is accurate and complete in all material respects, and (g) there has been no material change in any of such information since the date on which the Perfection Certificate was signed by the Company.

          9.  Covenants Concerning Collateral, Etc.  The Company further covenants with the Lenders and the Agent as follows: (a) the Collateral, to the extent not delivered to the Agent pursuant to Sec.4, will be kept at those locations listed on the Perfection Certificate and the Company will not remove the Collateral from such locations, without providing at least 30 days prior written notice to the Agent; provided however, the Company and the Borrower may remove Collateral with a value of $250,000 in the aggregate each calendar year and shall give notice to the Agent of any such removal as soon as possible thereafter, (b) except for the security interest herein granted and Liens permitted by the Loan Agreement, the Company shall be the owner of the Collateral free from any right or claim of any other person or any Lien, and the Company shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Agent or any of the Lenders, (c) the Company shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any Lien in the Collateral in favor of any person, other than the Agent except for Liens permitted by the Loan Agreement, (d) the Company will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (e) as provided in the Loan Agreement, the Company will permit the Agent, or its designee, to inspect the Collateral at any reasonable time, wherever located, (f) the Company will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement, (g) the Company will continue to operate, its business in material compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, and (h) the Company will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for (i) sales of inventory and licenses of general intangibles in the ordinary course of business, (ii) so long as no Event of Default has occurred and is continuing, sales or other dispositions of obsolescent items of equipment consistent with past practices and (iii) dispositions permitted by the Loan Agreement.

          10.  Insurance.

10.1.  Maintenance of Insurance.  The Company will maintain insurance at all times in accordance with the Loan Agreement.

          11.  Collateral Protection Expenses; Preservation of Collateral.

11.1.  Expenses Incurred by Agent.  In the Agent's discretion, if the Company fails to do so, the Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make reasonable repairs thereto and pay any necessary filing fees or insurance premiums. The Company agrees to reimburse the Agent on demand for all reasonable expenditures so made. The Agent shall have no obligation to the Company to make any such expenditures, nor shall the making thereof be construed as a waiver or cure of any Default or Event of Default.

11.2.  Agent's Obligations and Duties.  Anything herein to the contrary notwithstanding, the Company shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Company thereunder. Neither the Agent nor any Lender shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Agent or any Lender of any payment relating to any of the Collateral, nor shall the Agent or any Lender be obligated in any manner to perform any of the obligations of the Company under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Agent or any Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Agent or to which the Agent or any Lender may be entitled at any time or times. The Agent's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Sec.9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Agent deals with similar property for its own account.

          12.  Securities and Deposits.  The Agent may at any time, at its option, transfer to itself or any nominee any securities constituting Collateral. Unless an Event of Default shall have occurred and be continuing, the Company may receive any income other than (i) dividends of stock, (ii) dividends payable in securities or other property (except cash dividends) and (iii) other securities issued with respect to or in lieu of such securities constituting Collateral (whether upon conversion of the convertible securities included therein or through stock split, spin-off, reclassification, merger, consolidation, sale of assets, combination of shares or otherwise). Whether or not any Obligations are due, the Agent may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Agent or any Lender to the Company may at any time be applied to or set off against any of the Obligations.

          13.  Record Ownership of Pledged Securities. The Company will promptly give to Agent copies of any notices or other communications received by the Company with respect to any securities constituting Collateral registered in the name of the Company. Upon the occurrence of an Event of Default, the Agent may cause any or all securities constituting Collateral to be transferred of record into the name of the Agent (or a designee of the Agent).

          14.  Right to Vote Pledged Securities. Unless an Event of Default shall have occurred and be continuing, the Company shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any securities constituting Collateral and to exercise conversion rights with respect to the convertible securities included therein, and the Agent shall, upon receiving a written request from the Company accompanied by a certificate signed by the Company's principal financial officer stating that no Event of Default has occurred, deliver to the Company or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any securities constituting Collateral which are registered in the Agent's name, and make such arrangements with respect to the conversion of convertible securities as shall be specified in the Company's request, such arrangements to be in form and substance reasonably satisfactory to the Agent.

          If an Event of Default shall have occurred and be continuing, and provided the Agent elects to exercise the rights hereinafter set forth by notice to the Company of such election, the Agent shall have the right, to the extent permitted by law, and the Company shall take all such action as may be necessary or reasonably appropriate to give effect to such right, to vote and to give consents, ratifications and waivers and take any other action with respect to all securities constituting Collateral with the same force and effect as if the Agent were the absolute and sole owner thereof.

          15.  Notification to Account Debtors and Other Persons Obligated on Collateral.  If a Default or an Event of Default shall have occurred and be continuing, the Company shall, at the request and option of the Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Agent or to any financial institution designated by the Agent as the Agent's agent therefor, and the Agent may itself, if a Default or an Event of Default shall have occurred and be continuing, without notice to or demand upon the Company, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Company shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Company as trustee for the Agent, for the benefit of the Lenders and the Agent, without commingling the same with other funds of the Company and shall turn the same over to the Agent in the identical form received, together with any necessary endorsements or assignments. The Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Agent to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

          16.  Power of Attorney.

16.1.  Appointment and Powers of Agent.  The Company hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Company or in the Agent's own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Company, without notice to or assent by the Company, to do the following:

(a) upon the occurrence and during the continuance of a Default or an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Company's expense, at any time, or from time to time, all acts and things which the Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Agent's security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as the Company might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Company, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b) to the extent that the Company's authorization given in Sec.3 is not sufficient, to file such financing statements with respect hereto, with or without the Company's signature, or a photocopy of this Agreement in substitution for a financing statement, as the Agent may deem appropriate and to execute in the Company's name such financing statements and amendments thereto and continuation statements which may require the Company's signature.

16.2.  Ratification by Company.  To the extent permitted by law, the Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

16.3.  No Duty on Agent.  The powers conferred on the Agent hereunder are solely to protect the interests of the Agent and the Lenders in the Collateral and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act, except for the Agent's own gross negligence or willful misconduct.

          17. Termination of Security Interests; Release of Collateral. Upon the repayment in full, in cash of the Obligations, termination and receipt by the Agent of all letters of credit issued under the Loan Agreement expired and undrawn, and performance in full of all the Obligations and the expiration or termination of any obligations of the Lenders to advance funds or extend credit to the Company, or upon the sale of any Collateral which is permitted under the Loan Agreement or as otherwise consented to in writing by the Agent, the security interests on such sold Collateral shall terminate and all rights to the Collateral shall revert to the Company or such other party as may be entitled thereto. Upon any such termination of the security interests or release of Collateral, the Agent will execute and deliver to the Company, at the Company's expense, such documents as the Company shall reasonably request to evidence the termination of the security interests or the release of such Collateral, as the case may be. Notwithstanding the foregoing, this Agreement shall be reinstated if at any time any payment made or value received with respect to any Obligation is rescinded, invalidated, declared to be fraudulent or preferential, or set aside or is required to be repaid to a trustee, receiver or any other party under any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Company or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Company or their respective businesses, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Company for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, all as though such payment had not been made or value received.

          18.  Rights and Remedies.  If an Event of Default shall have occurred and be continuing, the Agent, without any other notice to or demand upon the Company, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Agent may, so far as the Company can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Agent may in its discretion require the Company to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Company's principal office(s) or at such other locations as the Agent may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give to the Company at least five (5) Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Company hereby acknowledges that five (5) Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Company waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Agent's rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

          19.  Standards for Exercising Rights and Remedies.  To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, the Company acknowledges and agrees that it is not commercially unreasonable for the Agent (a) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Company, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. The Company acknowledges that the purpose of this Sec.16 is to provide non-exhaustive indications of what actions or omissions by the Agent would fulfill the Agent's duties under the Uniform Commercial Code of the State or any other relevant jurisdiction in the Agent's exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Sec.16. Without limitation upon the foregoing, nothing contained in this Sec.16 shall be construed to grant any rights to the Company or to impose any duties on the Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Sec.16.

          20.  No Waiver by Agent, etc.  The Agent shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by the Agent with the consent of the Lenders in accordance with the Loan Agreement. No delay or omission on the part of the Agent in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Agent deems expedient.

          21.  Suretyship Waivers by Company.  The Company waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Company assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Agent may deem advisable. The Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Sec.11.2. The Company further waives any and all other suretyship defenses.

          22.  Marshalling.  Neither the Agent nor any Lender shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Agent or any Lender hereunder and of the Agent or any Lender in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Agent's rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such laws.

          23.  Proceeds of Dispositions; Expenses.  The Company shall pay to the Agent on demand any and all expenses, including reasonable attorneys' fees and disbursements, incurred or paid by the Agent in protecting, preserving or enforcing the Agent's rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as is provided in the Loan Agreement, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Company. In the absence of final payment and satisfaction in full of all of the Obligations, the Company shall remain liable for any deficiency.

          24.  Overdue Amounts.  Until paid, all amounts due and payable by the Company hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at a rate of two percent (2%) above Effective Prime.

          25.  Governing Law; Consent to Jurisdiction.  THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE. The Company agrees that any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance or enforcement of such rights or obligations may be brought in the courts of the State or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Company by mail at the address specified in Sec.9.6 of the Loan Agreement. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

          26.  Waiver of Jury Trial.  THE COMPANY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Company waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company (a) certifies that neither the Agent or any Lender nor any representative, agent or attorney of the Agent or any Lender has represented, expressly or otherwise, that the Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement and (b) acknowledges that, in entering into the Loan Agreement and the other Financing Documents to which the Agent or any Lender is a party, the Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this Sec.23.

          27.  Miscellaneous.  The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Agent, the Lenders and their respective successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original. The Company acknowledges receipt of a copy of this Agreement.

          IN WITNESS WHEREOF, intending to be legally bound, the Company has caused this Agreement to be duly executed as of the date first above written.

WELLS-CTI INC.

By:  /s/ John L. Dwight
Name: John L. Dwight
Title: Chairman

                               Accepted:

                                                                                                                          FLEET NATIONAL BANK, as Agent

                                                                                                                           By: /s/ Corinne M. Barrett
                                                                                                                           Name: Corinne M. Barrett
                                                                                                                           Title: Senior Vice President

CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS )

) ss.

COUNTY OF  MIDDLESEX)

          Before me, the undersigned, a Notary Public in and for the county aforesaid, on this 27th day of February, 2002, personally appeared John L. Dwight to me known personally, and who, being by me duly sworn, deposes and says that he is the Chairman of WELLS-CTI INC., and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said John L. Dwight acknowledged said instrument to be the free act and deed of said corporation.

                                                                                                    /s/ Shari Rutkowski
                                                                                                    Shari Rutkowski
                                                                                                    Notary Public

                                                                                                    My commission expires:  12/29/06

: